UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2010

Avatech Solutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10715 Red Run Boulevard, Owings Mills, Maryland		21117
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-581-8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2010, certain subsidiaries of Rand Worldwide, Inc., f/k/a Avatech Solutions, Inc. (the "Company"), entered into a Fourth Amendment and Joinder to Revolving Credit and Security Agreement (the "Fourth Amendment") with PNC Bank, National Association ("PNC") to amend the Revolving Credit and Security Agreement originally dated as of August 14, 2009 by and among PNC, as agent and lender, and certain of the Company’s subsidiaries (collectively, the "Borrowing Companies") (as amended, the "RWW Credit Facility"). Pursuant to the Fourth Amendment, the parties amended the RWW Credit Facility as follows:

• The maximum loan amount was decreased from $12.5 million to $9 million;

• The maturity date was extended from August 13, 2012 to December 31, 2012;

• The interest rate was effectively decreased by adjusting the applicable margins. Amounts borrowed under the RWW Credit Facility will now bear interest at a rate equal to, at the Borrowing Companies’ option, either (i) the "Eurodollar Rate," which is calculated by reference to the London Interbank Offered Rate ("LIBOR") plus an applicable margin ranging from 2.50% to 3.25%, or (ii) PNC’s "Alternate Base Rate," which is determined by reference to the base commercial lending rate of PNC as publicly announced to be in effect from time to time, the federal funds open rate, or the daily LIBOR plus an applicable margin ranging from 1.75% to 2.75%;

• The calculation of the "Fixed Charge Coverage Ratio," which determines the applicable margin, was adjusted to account for up to $1,800,000 of expenses incurred in connection with the August 17, 2010 acquisition by the Company of all the issued and outstanding capital securities of Rand Worldwide, Inc. and all related transactions (collectively, the "Transactions"), and is now defined as the ratio of (a) EBITDA (as defined in the RWW Credit Facility), minus unfunded capital expenditures made during such period, minus distributions (including tax distributions) made during such period and dividends, minus cash taxes paid during such period, plus, to the extent deducted in the calculation of EBITDA, expenses incurred in connection with the Transactions in an aggregate amount not to exceed $1,800,000 to (b) all cash payments in respect of indebtedness (other than prepayments of advances under the RWW Credit Facility); and

• The financial covenant regarding the Fixed Charge Coverage Ratio was amended to increase the minimum ratio from 1.0/1.0 to 1.5/1.0.

The Fourth Amendment also accounts for certain corporate reorganizations and consolidations that took place among certain of the Company’s subsidiaries in December 2010. As of December 27, 2010, the Borrowing Companies had approximately $4,100,245 of indebtedness outstanding under the RWW Credit Facility.

In connection with the Fourth Amendment, and as security under the RWW Credit Facility, the Company pledged 65% of the stock of its wholly-owned subsidiary, Rand Worldwide Foreign Holdings, Inc. (f/k/a Rand Worldwide, Inc.) and all of the stock of its wholly-owned subsidiary Rand Worldwide Subsidiary, Inc. (f/k/a Avatech Solutions Subsidiary, Inc.), to PNC.

The Company was also previously a party to a separate credit facility with PNC (the "Avatech Loan"), which was evidenced by a Loan and Security Agreement dated as of January 27, 2006 (the "Loan Agreement"). The Avatech Loan and the related Loan Agreement were set to expire in accordance with their terms on January 31, 2011.

The foregoing description is only a summary of the material provisions of the Fourth Amendment and is qualified in its entirety by the terms of the Fourth Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Fourth Amendment to Revolving Credit and Security Agreement, dated December 31, 2010, by and among PNC Bank, National Association, Rand A Technology Corporation and Rand Worldwide Subsidiary, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatech Solutions, Inc.

January 5, 2011	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Fourth Amendment to Revolving Credit and Security Agreement, dated December 31, 2010, by and among PNC Bank, National Association, Rand A Technology Corporation and Rand Worldwide Subsidiary, Inc.